Exhibit 99.1

__________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS JANUARY SALES,
REITERATES ESTIMATED EPS FOR FOURTH QUARTER AND FISCAL 2004,
AND PROJECTS EPS RANGE FOR FIRST QUARTER AND FULL 2005 FISCAL YEAR

BOARD DECLARES 18% INCREASE IN QUARTERLY DIVIDEND

          Pleasanton, California, February 3, 2005 -- Ross Stores, Inc. (Nasdaq:  ROST) today reported that sales grew 9% to $242 million for the four weeks ended January 29, 2005, from $222 million in sales for the four weeks ended January 31, 2004.  Same store sales for the month declined 1% on top of a 4% gain in the prior year.

          For the 13 weeks ended January 29, 2005, sales increased 10% to $1.212 billion, from $1.099 billion in sales for the 13 weeks ended January 31, 2004. Comparable store sales for the fourth quarter of 2004 were even with the prior year, on top of a 4% gain in the fourth quarter of 2003.

          For the 52 weeks ended January 29, 2005, sales grew 8% to $4.240 billion, from $3.921 billion in sales for the 52 weeks ended January 31, 2004.  Same store sales for fiscal 2004 declined 1% from the prior year.

Estimated Results for Fourth Quarter and Fiscal 2004

          Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased to report that both sales and margins for the month were in line with expectations, despite the negative impact of weather in several markets.  As a result, we continue to estimate that earnings per share for the 13 weeks ended January 29, 2005 will be in the range of $.33 to $.35.”    The Company expects to report final results for the 13 and 52 weeks ended January 29, 2005 on Wednesday, March 16, 2005.

Forecasted First Quarter and Fiscal 2005 Earnings per Share

          Looking ahead, Mr. Balmuth commented, “For the 13 weeks ending April 30, 2005, we currently project that same store sales will grow 2% to 3% on top of a 3% increase in the prior year, and that earnings per share will be in the range of $.33 to $.36, compared to $.32 for the 13 weeks ended May 1, 2004.  For the 2005 fiscal year ending January 28, 2006, we currently project that same store sales will increase by 4% to 5% and earnings per share will be in the range of $1.40 to $1.50, compared to estimated earnings per share for the 2004 fiscal year ended January 29, 2005 of $1.12 to $1.14, inclusive of the $.06 write-down expense related to the Company’s former corporate office and distribution center in Newark, California.  The projected earnings per share ranges for fiscal 2005 do not include any effect from stock option expensing targeted to become effective in the third quarter of 2005.”

Board Approves 18% Increase in Quarterly Dividend

          “Our strong financial position and confidence in our future growth prospects allow us to enhance stockholder returns through a continuation of our share repurchase and dividend programs,” said Mr. Balmuth.  “During fiscal 2004, the Company repurchased a total of 6.5 million shares of common stock for an aggregate purchase price of $175 million.  During fiscal 2005, we expect to complete the $175 million remaining under the two-year $350 million stock repurchase authorization announced in early 2004.”

          Mr. Balmuth continued, “In addition, our Board of Directors has declared an 18% increase in the quarterly cash dividend to a record $.05 per common share, the eleventh consecutive annual increase in quarterly dividends.   The first quarterly cash dividend at this new higher rate will be paid on or about April 1, 2005 to stockholders of record as of February 25, 2005.”

          Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on February 3, 2005 through 8:00 p.m. Eastern time on February 4, 2005.  A transcript of these comments also will be made available on the press release page of the Company’s website at www.rossstores.com.

          Forward-Looking Statements:  This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding planned new store growth and expected sales and earnings levels and forward-looking statements concerning the Company’s distribution centers and information systems, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The estimated earnings per share for the fourth quarter and fiscal year ended January 29, 2005 are preliminary and subject to adjustments.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTSSM include, without limitation, the Company’s ability to effectively operate and integrate various new supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner; migrating the Company’s data center from Newark, California to Pleasanton, California in the first half of 2005 without unexpected delays or interruption in system availability; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin and greater than planned operating costs. Other risk factors are detailed in the Company’s Form 10-K for fiscal 2003.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second-largest off-price company with fiscal 2004 revenues of $4.2 billion.  As of January 29, 2005, the Company operated 639 Ross stores and ten dd’s DISCOUNTSSM stores, compared to 568 Ross locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTSSM features a more moderate assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

* * * * *

3